Exhibit 99.1

Buffalo Wild Wings, Inc. Announces First Quarter 2008 Results

– Same-store sales increases of 4.1% at company-owned and 2.1% at franchised restaurants –

– Earnings per diluted share increase of 16% to $0.36 includes charges related to restaurant relocations of $0.02 –

MINNEAPOLIS--(BUSINESS WIRE)--Buffalo Wild Wings, Inc. (Nasdaq: BWLD), announced today financial results for the first quarter ended March 30, 2008. Highlights for the first quarter versus the same period a year ago were:

  Total revenue increased 21.7% to $97.3 million
  Company-owned restaurant sales grew 22.3% to $86.9 million
  Same-store sales increased 4.1% at company-owned restaurants and 2.1% at franchised restaurants
  Earnings per diluted share, which includes charges related to restaurant relocations of $0.02, increased 16% to $0.36 from $0.31

Sally Smith, President and Chief Executive Officer, commented, “2008 is off to a great start. We are very proud of our results, especially given the current economic environment. Our 15% unit growth and 22% revenue growth are in line with our annual goals. Earnings per diluted share increased 16% to $0.36 per share. As expected, with more company-owned restaurants opening earlier in the year, and the ongoing rent associated with the purchase and conversion of the eight Don Pablo’s locations, our first quarter preopening expenses increased by $867,000, and the accelerated depreciation and impairment for the upcoming relocations of three restaurants was $510,000 for the quarter. Without these year-over-year incremental costs, our net income would have increased by over 30%.”

Total revenue increased 21.7% to $97.3 million in the first quarter compared to $79.9 million in the first quarter of 2007. Company-owned restaurant sales for the quarter increased 22.3% to $86.9 million driven by a company-owned same-store sales increase of 4.1% and 25 more company-owned restaurants in operation at the end of first quarter 2008 relative to the same period in 2007. Franchise royalties and fees increased 17.2% to $10.4 million versus $8.8 million in the prior year. This increase was due to a franchised same-store sales increase of 2.1% and 41 more franchised restaurants at the end of the period versus a year ago.

Average weekly sales for company-owned restaurants were $41,438 for the first quarter of 2008 compared to $39,254 for the same quarter last year, a 5.6% increase. Franchised restaurants averaged $47,812 for the period versus $46,439 in the first quarter a year ago, a 3.0% increase.

For the first quarter, earnings per diluted share were $0.36, as compared to first quarter 2007 earnings per diluted share of $0.31.

2008 Outlook

Ms. Smith concluded, “We are very pleased with the sustained strength of our same-store sales, and we are intensely focused on driving guests to Buffalo Wild Wings and delivering a great experience. Five new company-owned and 10 franchised locations are expected to open in the second quarter, ahead of our development pace of 2007 and on track to achieve our annual 15% unit growth target. As a result of the additional units in construction, preopening expenses are expected to be about $1.2 million in the second quarter. The purchase of the nine Las Vegas franchised locations is now anticipated to close in the third quarter. We are confident that these units, combined with our unit growth and strong unit-level performance, will enable us to achieve our annual goal of increasing net income by 25%.”

Buffalo Wild Wings will be hosting a conference call today, April 29, 2008 at 4:00 p.m. Central Daylight Time to discuss these results. There will be a simultaneous webcast conducted at our website http://www.buffalowildwings.com.

A replay of the call will be available until May 6, 2008. To access this replay, please dial 303.590.3030, password 3870677.

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is a growing owner, operator and franchisor of restaurants featuring a variety of boldly-flavored, made-to-order menu items including Buffalo-style chicken wings spun in one of 14 signature sauces. Buffalo Wild Wings is an inviting neighborhood destination with widespread appeal and is the recipient of dozens of “Best Wings” and “Best Sports Bar” awards from across the country. There are currently 507 Buffalo Wild Wings locations across 37 states.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our projected unit, revenue and earnings growth rates and future financial performance, the number and timing of projected store openings, preopening expenses, and the timing of closing the Las Vegas transaction are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of our management. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of locations opening in the future, the sales at these and our other company-owned and franchised locations, the timing of closing of acquisitions, our ability to successfully operate in new markets, the cost of commodities, the success of our marketing and other initiatives, our ability to control restaurant labor and other restaurant operating costs, the outcome and impact of the Las Vegas transaction, economic conditions, competition, the impact of applicable regulations, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollar and share amounts in thousands except per share data)
(unaudited)

	Three months ended
	March 30,	April 1,
	2008	2007

Revenue:
Restaurant sales	$86,896	71,059
Franchising royalties and fees	10,366	8,843
Total revenue	97,262	79,902
Costs and expenses:
Restaurant operating costs:
Cost of sales	26,415	22,058
Labor	25,858	21,107
Operating	13,275	11,472
Occupancy	5,697	4,718
Depreciation	5,239	3,892
General and administrative (1)	9,341	8,617
Preopening	1,185	318
Loss on asset disposals and impairment	753	79
Total costs and expenses	87,763	72,261
Income from operations	9,499	7,641
Interest income	432	700
Earnings before income taxes	9,931	8,341
Income tax expense	3,406	2,800
Net earnings	6,525	5,541
Earnings per common share – basic	$0.37	0.32
Earnings per common share – diluted	0.36	0.31
Weighted average share outstanding – basic	17,766	17,448
Weighted average share outstanding – diluted	17,877	17,684

(1) Contains stock-based compensation of $1,020 and $1,268

The following table expresses results of operations as a percentage of total revenue for the periods presented, except for restaurant operating costs which are expressed as a percentage of restaurant sales:

	Three months ended
	March 30,	April 1,
	2008	2007
Revenue:
Restaurant sales	89.3	88.9%
Franchising royalties and fees	10.7	11.1

Total revenue	100.0	100.0

Costs and expenses:
Restaurant operating costs:
Cost of sales	30.4	31.0
Labor	29.8	29.7
Operating	15.3	16.1
Occupancy	6.6	6.6
Depreciation	5.4	4.9
General and administrative	9.6	10.8
Preopening	1.2	0.4
Loss on asset disposals and impairment	0.8	0.1

Total costs and expenses	90.2	90.4

Income from operations	9.8	9.6

Interest income	0.4	0.9

Earnings before income taxes	10.2	10.4
Income tax expense	3.5	3.5

Net earnings	6.7%	6.9%

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
March 30, 2008 and December 30, 2007
(Dollar amounts in thousands)

	March 30,	December 30,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$15,155	1,521
Marketable securities	57,930	66,513
Accounts receivable – franchisees, net of allowance of $25	977	885
Accounts receivable – other	6,405	6,976
Inventory	2,622	2,362
Prepaid expenses	2,309	3,060
Refundable income tax	338	1,886
Deferred income taxes	1,611	1,303
Total current assets	87,347	84,506
Property and equipment, net	108,702	102,742
Restricted cash	2,079	7,161
Other assets	2,297	2,320
Goodwill	369	369
Total assets	$200,794	197,098

Liabilities and Stockholders’ Equity

Current liabilities:
Unearned franchise fees	$2,448	2,316
Accounts payable	12,030	10,692
Accrued compensation and benefits	10,302	12,615
Accrued expenses	6,139	6,207
Current portion of deferred lease credits	282	660
Total current liabilities	31,201	32,490
Long-term liabilities:
Other liabilities	1,100	1,031
Marketing fund payables	2,079	7,161
Deferred income taxes	3,741	2,166
Deferred lease credits, net of current portion	12,973	12,585
Total liabilities	51,094	55,433
Commitments and contingencies
Common stockholders’ equity:
Undesignated stock, 1,000,000 shares authorized	—	—
Common stock, no par value. Authorized 20,200,000 shares; issued and outstanding 18,241,765 and 17,933,497, respectively	82,335	80,825
Retained earnings	67,365	60,840
Total stockholders’ equity	149,700	141,665
Total liabilities and stockholders’ equity	$200,794	197,098

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollar amounts in thousands)
(unaudited)

	Three months ended
	March 30,	April 1,
	2008	2007
Cash flows from operating activities:
Net earnings	$6,525	5,541
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation	5,239	3,892
Amortization	(36)	19
Loss on disposals and impairment	753	87
Deferred lease credits	834	302
Deferred income taxes	1,267	(762)
Stock-based compensation	1,020	1,268
Excess tax benefit from the exercise of stock options	(278)	(585)
Change in operating assets and liabilities:
Purchase of trading securities	1	(91)
Accounts receivable	(345)	(282)
Inventory	(260)	(248)
Prepaid expenses	751	(612)
Other assets	23	(24)
Unearned franchise fees	132	26
Accounts payable	(219)	79
Income taxes	1,826	2,416
Accrued expenses	(1,212)	273

Net cash provided by operating activities	16,021	11,299

Cash flows from investing activities:
Acquisition of property and equipment	(10,395)	(3,904)
Purchase of marketable securities	(27,704)	(39,605)
Proceeds from marketable securities	36,322	34,693

Net cash used in investing activities	(1,777)	(8,816)

Cash flows from financing activities:
Issuance of common stock	101	441
Tax payments for restricted stock	(989)	(1,183)
Excess tax benefit from the exercise of stock options	278	585
Net cash used in financing activities	(610)	(157)
Net increase in cash and cash equivalents	13,634	2,326
Cash and cash equivalents at beginning of period	1,521	11,756
Cash and cash equivalents at end of period	$15,155	14,082

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
Supplemental Information

Restaurant Count

Company-owned Restaurants:
	Q1	Q2	Q3	Q4
2008	165
2007	140	145	148	161
2006	124	129	134	139
2005	106	110	116	122
2004	88	92	97	103

Franchised Restaurants:

	Q1	Q2	Q3	Q4
2008	340
2007	299	301	313	332
2006	260	270	278	290
2005	212	224	234	248
2004	168	175	189	203

Same-Store Sales

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2008	4.1%
2007	8.7%	8.1%	8.3%	3.4%	6.9%
2006	7.7%	8.2%	11.8%	13.2%	10.4%
2005	6.1%	2.7%	1.8%	2.5%	3.2%
2004	11.1%	10.6%	9.9%	7.6%	9.7%

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2008	2.1%
2007	3.3%	4.0%	5.9%	2.3%	3.9%
2006	6.7%	4.7%	6.4%	6.5%	6.1%
2005	3.2%	1.8%	1.1%	2.6%	2.2%
2004	12.0%	10.4%	5.7%	3.7%	7.6%

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
Supplemental Information

Average Weekly Sales Volumes

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2008	$41,438
2007	39,254	36,655	38,498	40,485	38,757
2006	35,857	33,660	35,380	38,800	36,033
2005	33,195	30,531	31,361	33,953	32,304
2004	32,289	30,248	30,983	33,038	31,663

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2008	$47,812
2007	46,439	43,998	45,879	47,293	45,901
2006	44,342	42,338	42,963	46,008	43,975
2005	41,309	39,824	40,149	42,533	40,999
2004	39,678	38,072	38,727	40,926	39,402

CONTACT:
Buffalo Wild Wings, Inc.
Investor Relations Contact:
Mary Twinem, 952-253-0731
or
Sally Smith, 952-253-0731
President and CEO